LICENSE AND SERVICES AGREEMENT

THIS LICENSE AND SERVICES AGREEMENT dated this 1st day of April, 2008,

BETWEEN:

PHOTOCHANNEL NETWORKS INC., a company having an office at Suite 590, 425 Carrall Street, Vancouver, British Columbia, Canada, V6B 6E3

(hereinafter called "PhotoChannel")

-	and –

BLACK’s  PHOTO COPORATION

(hereinafter called "Black’s")

WHEREAS PhotoChannel is the developer and owner of a proprietary Internet based digital imaging network solution for the upload and distribution of digital images for printing of photographs or other products (“System”);

AND WHEREAS PhotoChannel is entitled to license the System and provide the Services (as hereinafter defined) to Black’s as provided herein;

AND WHEREAS Black’s wishes to acquire a license for the System and to receive the Services as provided herein; and

AND WHEREAS Black’s wishes to acquire, and PhotoChannel wishes to provide to Black’s, a Black’s branded System for its 1 Hour Photo Operations (the “Branded Site”) on the terms and conditions set out herein;

NOW THEREFORE in consideration of the premises, the mutual covenants contained in this Agreement, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1.           The Branded Site.    PhotoChannel agrees to deliver the System components described in attached Schedule A in accordance with the roll-out schedule set out in Section 2 below. PhotoChannel represents and warrants that the Branded Site will perform the functions set out in, in the manner and to the standards provided in, Schedule A.  PhotoChannel shall promptly correct any errors, malfunctions or defects in the System, including any hardware supplied or sold by PhotoChannel to Black’s.  PhotoChannel shall design, host and operate the Branded Site subject to the following conditions:

(a)            Black’s shall have the right to preapprove the design, layout, content and look and feel of the Branded Site, and any changes thereto.
(b)            As between the Consumer and PhotoChannel, PhotoChannel’s Terms and Conditions of Use and Privacy Policy shall apply to the Branded Site, subject to Black’s approval.  Changes will not be made to such Terms and Conditions or Privacy Policy without the prior written consent of Black’s.
(c)           Black’s will provide the jump page for the link from Blackphoto.com to the Branded Site.  The   form and content of the jump page will be in Black's discretion.
(d)           Black’s controls all pricing for any products or services sold through the Branded Site.

(e)            Other than the link to and from Blackphoto.com and the data feed to a Black’s store, the Branded Site will not be linked to any other web site and there shall be no advertising on the Branded Site except that approved by Black’s in its sole discretion..
(f)           PhotoChannel shall ensure that the Branded Site not contain any content, features, or materials that:  (i) violate or infringe the rights of any person, (ii) are abusive, profane, or offensive, obscene, pornographic or sexually explicit, or (iii) are false or misleading, defamatory or harassing, excessively violent, or which violate or encourage others to violate any applicable law.

2.	Roll-Out Schedule. See Schedule C.

3.           Support, Maintenance and Training.  PhotoChannel shall promptly and competently provide the support, maintenance and training services provided for in Schedule B.

4.           Billing and Payments.  Black’s shall make the payments set out in, and on the terms provided in, Schedule B.

5.           Project Co-ordinators. Each party shall designate a project co-ordinator to deal with the day-to-day matters arising under this Agreement.  These individuals will, on behalf of their respective employers, co-ordinate the provision of the products and services contemplated herein, including installation, acceptance, operation, maintenance and support.

6.           Access To Facilities.  Black’s shall at all reasonable times give PhotoChannel and its employees, independent contractors and agents sufficient access to the Black’s premises and assets of Black’s as is necessary to permit PhotoChannel to fulfil its obligations under this Agreement.  At all times while upon any premises of Black’s, PhotoChannel's employees, independent contractors, and agents shall observe all rules which Black’s may prescribe in writing, including Black’s’ then-current computer access rules and policies.

7.           Term.  This Agreement shall be for a term of three (3) years commencing on the date hereof and ending on April 1, 2011 (the “Term”).   After seventeen months Blacks shall have the right to terminate this contract at anytime with 90 days prior written notice.

8.           Confidentiality.  Each party agrees that the Confidential Information of the other party will be held in confidence to the same extent and the same manner as each party protects its own Confidential Information, but each party agrees that in no event will less than reasonable care be used.  Each party shall, however, be permitted to disclose relevant aspects of such Confidential Information to its officers, employees, and consultants on a need-to-know basis, provided that they have undertaken to protect the Confidential Information to the same extent as required under this Agreement.  Each party agrees to use all reasonable steps to ensure that the other party's Confidential Information received under this Agreement is not disclosed in violation of this Section 8.  Without limiting the generality of the foregoing, PhotoChannel acknowledges that any information from or relating to Black’s Consumers including, without limitation, Consumer names, addresses, lists and image files (collectively, “Consumer Information”) is Black's Confidential Information.  Consumer Information collected by or submitted to PhotoChannel by Black’s or its Consumers pursuant to this Agreement is not subject to the exceptions in clauses 8(b) and (d) below simply because Consumers share Consumer Information with PhotoChannel as part of the services offered through the Branded Site and related customer service.  Further, all sales related information, including, without limitation, number of orders processed, number of prints processed and prints per order processed, and other such sales information, whether generated on the Branded Site or otherwise (collectively, “Sales Information”) is Black's Confidential Information.  Each party agrees not to use the Confidential Information of the other party other than in the performance of its obligations under this Agreement and only in accordance with applicable law including privacy legislation.  The terms of this Agreement shall be deemed Confidential Information and shall not be disclosed by either party to any third party without the other party's prior written consent.  The obligations set forth in this Section 8 do not apply if and to the extent the party receiving Confidential Information ("Receiving party") establishes that:

(a)           the information disclosed to the Receiving party was already known to the Receiving party, without obligation to keep it confidential;

(b)           the Receiving party received the information in good faith from a third party lawfully in possession thereof without obligation to keep such information;

(c)           the information was publicly known at the time of its receipt by the Receiving party or has become publicly known other than by a breach of this Agreement;

(d)           the information is independently developed by the Receiving party without use of the other party's Confidential Information; or

(e)           the information is required to be disclosed by applicable statute or regulation or by judicial or administrative process; provided that, in the case of (a) through (e) above, such circumstances are demonstrated with written evidence thereof and that, in the case of (e) above, the Receiving party will use reasonable efforts under the circumstances to notify the other party of such requirements so as to provide such party the opportunity to obtain such protective orders or other relief as the compelling court or other entity may grant.

9.           Intellectual Property Rights.

(a)           PhotoChannel’s Intellectual Property.   PhotoChannel hereby grants Black’s a non-exclusive license to use during the Term and any renewal term, if any, all copyrighted material, trademarks, inventions and all other industrial or intellectual property rights (collectively, “PhotoChannel’s Intellectual Property”) forming part of or necessary to use the System and the Branded Site.  Except as set forth in this Section 9, Black’s acknowledges that pursuant to this Agreement it is not acquiring any interest in or right to use any of PhotoChannel’s Intellectual Property.

(b)           Black’s Intellectual Property.  Black’s hereby grants PhotoChannel a limited, nonexclusive, nontransferable license to use during the Term and any renewal term, if any, Black's proprietary trademarks and tradenames (collectively, “Black’s Intellectual Property”), but solely on the Branded Site and always in accordance with Black’s’ then current trademark usage guidelines and prior written approval.  PhotoChannel shall not use any trademark, service mark, logo, computer program, tradename or mark, including Black’s Intellectual Property, whether owned by or licensed to Black’s and presently in existence, or hereafter established, in any fashion, without the express written consent of Black’s.  Black’s further grants to PhotoChannel a limited, nonexclusive, nontransferable license to create the Branded Site, the hypertext link from the Black’s.ca website to the Branded Site and the data links to the Black’s warehouse locations in Canada designated by Black’s.  Black's licenses to PhotoChannel will not survive termination or expiration of this Agreement.  Except as set forth in this Section 9, PhotoChannel acknowledges that pursuant to this Agreement it is not acquiring any interest in or right to use any of Black’s Intellectual Property.

10.           Termination.  A party shall be entitled to terminate this Agreement if:

(a)
the other party makes a general assignment for the benefit of its creditors or a proposal or arrangement under the Bankruptcy and Insolvency Act or any successor legislation (“the Act”), if a petition is filed against the other party under the Act, if the other party is declared or adjudicated bankrupt, if a liquidator, trustee in bankruptcy, custodian, receiver, receiver and manager or any other officer with similar powers shall be appointed, either privately or judicially, of or for the other party or if the other party shall commit an act of bankruptcy or propose a compromise, arrangement or otherwise have recourse to any law for the protection of debtors; or

(b)
if the other party fails to fulfil any of its obligations hereunder and does not cure such failure, to the reasonable satisfaction of the non-breaching party, within thirty (30) days after receiving written notice of such failure.

Upon any termination or expiration of this Agreement, PhotoChannel shall immediately return to Black’s (i) all Consumer Information, including the digital images upon Black’s written request and at Black’s cost, and (ii) all outstanding orders, if any, in its possession.

11.           Harmful Components.  PhotoChannel represents and warrants that any and all software, hardware or data it provides to Black’s will not contain any program, routine, device or other undisclosed feature, including without limitation, a so-called time bomb, virus, software lock, drop dead device, malicious logic, worm, Trojan horse or trap or back door, or other harmful device which is designed to delete, disable, deactivate, provide unauthorized access, interfere with or otherwise harm any software, program, data, device, system or service, or which is intended to provide unauthorized access or to produce unauthorized modifications.

12. Indemnification.  PhotoChannel shall hold harmless, defend and indemnify Black’s and its affiliates (and their respective employees, directors and representatives) against any and all claims, actions, proceedings and suits and any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including reasonable attorneys' fees and other litigation expenses) incurred by Black’s, arising out of or relating to:

(a)            any actual or alleged infringement or misappropriation of the intellectual property rights of any person or entity by (i) the System (including, but not limited to, patents, hardware and software), or (ii) any services provided on the Branded Site by PhotoChannel or its employees, representatives or agents;

(b)
any actual or alleged violation by PhotoChannel of any law, statute or ordinance or any administrative order, rule or regulation relating to the System or any services provided on the Branded Site by PhotoChannel or its employees, representatives or agents;

(c)
any act, activity or omission of PhotoChannel, or any of its employees, representatives, independent contractors or agents, including activities on Black's premises and the use of any vehicle, equipment, fixture or material of PhotoChannel in connection with any service or right provided by PhotoChannel under this Agreement; or

(d)	PhotoChannel's breach of any of its representations, warranties or undertakings in this Agreement.

(e)           PHOTOCHANNEL HEREBY DISCLAIMS ANY WARRANTIES ITS SALESPERSONS OR OTHER STAFF MAY HAVE MADE PRIOR TO THE DATE OF THIS AGREEMENT EXCEPT THOSE EXPRESSLY STATED IN THIS AGREEMENT.

13.           Arbitration.  All claims and disputes that (1) are between PhotoChannel and Black’s or either’s subsidiaries, parents, affiliates, officers, directors and/or employees, and (2) arise out of or relate to this Agreement or its subject matter, interpretation, performance or enforcement, (including any tort or statutory claim) ("Dispute") shall be arbitrated by a sole arbitrator in Vancouver, British Columbia, in accordance with the British Columbia Commercial Arbitration Act and judgement upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  All documents and information relevant to the Dispute in the possession of any party shall be made available to the other party not later than sixty (60) days after the demand for arbitration is served, and the arbitrator may permit such depositions or other discovery deemed necessary for a fair hearing.  The hearing may not exceed two days.  The award shall be rendered within 120 days of the demand.  The parties have included these time limits to expedite the proceeding, but they are not jurisdictional, and the arbitrator may for good cause permit reasonable extensions which shall not affect the validity of the award.  The arbitrator may award interim and final injunctive relief and other remedies, but may not award punitive, exemplary, treble, or other enhanced damages.  To the fullest extent permitted by applicable law, no arbitration described herein shall be joined to an arbitration involving any other party, whether through class arbitration proceedings or otherwise.  In the case of contradiction between the provisions of this Section and the rules of the British Columbia Commercial Arbitration Act, this Section shall prevail.  The limitations on remedies described above may be deemed ineffective to the extent necessary to preserve the enforceability of the agreement to arbitrate.  If any provision of this agreement to arbitrate is held invalid or unenforceable, it shall be so held to the minimum extent required by law and all other provisions shall remain valid and enforceable.

15.           Schedules.  Schedule A, Schedule B and Schedule C, attached hereto, are incorporated herein and form part of this Agreement. In the event of a conflict between the terms of this Agreement and either or both of such Schedules, the terms of this Agreement shall supersede and prevail.

16.           Notices.  All notices, demands, approvals, consents and acceptances under this Agreement shall be in writing and shall be deemed to have been duly given if mailed or delivered to a party at its address mentioned above or faxed to the attention of:

TO: PhotoChannel Attn: President Fax No. (604) 893-8966	TO: Black’s Attn: AGMM, Ancillary Fax No. (613) 221-2279

17.           Non-Assignability.  Neither party may assign this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld; provided that both parties have the unrestricted right to transfer and assign their interest in this Agreement, in whole or in part, to any entity:  (a) acquiring all or substantially all of its assets or stock, (b) surviving a merger or amalgamation with or resulting from a reorganization, or (c) to any affiliate.  Subject to the provisions of this Section 17, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

18.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada.  Each party submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia, Canada.

19.           Entire Agreement.    This Agreement, together with its attachments, constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications with respect hereto.  This Agreement may not be altered, amended, or modified except by a written instrument signed by an authorized employee of each party.  If there is any conflict between PhotoChannel’s representations, warranties and indemnification obligations under this Agreement and PhotoChannel’s Terms and Conditions, this Agreement shall supercede.

PHOTOCHANNEL NETWORKS INC.

By:
Name:
Title:

BLACK’S PHOTO CORPORATION

By:
Name:
Title: